THIS FORM SHOULD ACCOMPANY AMENDED AND/OR RESTATED
               ARTICLES OF INCORPORATION FOR A NEVADA CORPORATION


1.   Name of corporation: LSI Communications, Inc.

2.   Date of adoption of Amended and/or Restated Articles: December 28, 2001.

3.   If the articles were amended, please indicate what changes have been made:

     (a) Was there a name change? Yes. If yes, what is the new name? Peregrine, Inc.

     (b)  Did you change your resident agent? No

     (c)  Did you change the purpose? No

     (d) Did you change the capital stock? Yes. If yes, what is the new capital stock? The common shares were reverse split on a 1:100 basis after which 50,000,000 shares of company common stock were reauthorized and the par value was reinstated at $.001 per share.

     (e)  Did you change the directors? No

     (f)  Did you add the directors liability provision? No

     (g)  Did you change the period of existence? No

     (h) If none of the above apply, and you have amended or modified the articles, how did you change your articles?


                                                   /s/ Paul Beatty, President
                                                   ---------------------------
                                                    January 10, 2002

State of Utah                           ss.
County of Salt Lake                     ss.

On January 10, 2002, personally appeared before me, a Notary Public, Paul Beatty, who acknowledged that he/she executed the above document.

                                              /s/ Amanda Weaver
                                              --------------------------------
                                              Notary Public